Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Paysign, Inc. of our report dated March 11, 2019, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Paysign, Inc. for the year ended December 31, 2018.

/s/ Squar Milner LLP

Los Angeles, California
August 21, 2019